Exhibit 99.1

CONTACT:	READ IT ON THE WEB
Paul Goldberg	www.dovercorporation.com

Treasurer & Director of Investor Relations (212) 922-1640

July 23, 2008
DOVER CORPORATION REPORTS SECOND QUARTER 2008 RESULTS
New York, New York, July 23, 2008 — Dover Corporation (NYSE: DOV) announced today that for the second quarter ended June 30, 2008, it had earnings from continuing operations of $186.9 million or $0.98 diluted earnings per share (“EPS”), compared to $174.7 million or $0.85 EPS from continuing operations in the prior-year period, representing increases of 7% and 16%, respectively. Revenue for the second quarter of 2008 was $2.0 billion, an increase of 10% over the prior-year period, driven by organic growth of 5%, acquisition growth of 1%, and 4% from the effects of foreign currency.
Earnings from continuing operations for the six months ended June 30, 2008 were $334.8 million or $1.74 EPS, compared to $312.5 million or $1.52 EPS in the prior-year period, representing increases of 7% and 15%, respectively. Revenue for the six month period ended June 30, 2008 was $3.9 billion, up 9% over the prior year period.
Commenting on the second quarter results, Dover’s Chief Executive Officer, Ronald L. Hoffman, stated: “We are pleased to report another strong quarterly result. Our diluted EPS of $0.98 built upon our solid first quarter showing. Revenue was up at all four of our segments and overall operating margins improved 20 basis points over last year to 15.8%. Additionally, organic sales growth increased in the second quarter to 5.4%. Our market trends stayed positive during the quarter buoyed by continued strength in our Energy, Fluid Solutions and Product Identification platforms. We also had strong free cash flow of $192 million or 10% of revenue during the second quarter.
“During the quarter, we continued to focus on both internal improvements and our balanced capital allocation strategy. I’m encouraged by the depth and breadth of synergistic activities taking place across our businesses. These activities are improving both the effectiveness and profitability of our organization. I’m also pleased that we have continued to execute on our capital allocation strategy by staying disciplined on acquisitions and repurchasing over $190 million of Dover stock during the quarter.
“Despite escalating material costs and an unsettled economic environment, activity levels remain positive across the majority of our businesses and our backlog remains healthy. As our business indicators remain strong, we continue to be confident in our ability to deliver 12%+ annual EPS growth for the year. We will stay vigilant in monitoring our businesses and stand ready to take corrective actions should our business environment change.”
Net earnings for the second quarter of 2008 were $135.3 million or $0.71 EPS, including a loss from discontinued operations of $51.6 million or $0.27 EPS, compared to net earnings of $172.2 million or $0.84 EPS for the same period of 2007, which included a loss from discontinued operations of $2.5 million or $0.01 EPS. The net earnings for the six months ended June 30, 2008 were $282.5 million or $1.47 EPS, including a loss from discontinued operations of $52.4 million or $0.27 EPS, compared to net earnings of $301.1 million or $1.46 EPS for the same period of 2007, which included a loss from discontinued operations of $11.4 million or $0.06 EPS. The loss from discontinued operations primarily reflects the decision in the second quarter of 2008 to discontinue Triton in the Engineered Products segment.
Dover will host a webcast of its second quarter 2008 conference call at 8:00 A.M. Eastern Time on Wednesday, July 23, 2008. The webcast can be accessed at the Dover Corporation website at www.dovercorporation.com. The conference call will also be made available for replay on the website and additional information on Dover’s second quarter 2008 results and its operating companies can also be found on the Company website.
Dover Corporation, with over $7 billion in annual revenues, is a global portfolio of manufacturing companies providing innovative components and equipment, specialty systems and support services for a variety of applications in the industrial products, engineered systems, fluid management and electronic technologies markets. For more information, please visit www.dovercorporation.com.
Dover Corporation makes information available to the public, orally and in writing, which may use words like “anticipates,” “expects,” “believes,” “indicates,” “suggests,” “will,” “plans” and “should,” which are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. This press release contains forward-looking statements concerning future events and the performance of Dover Corporation that involve inherent risks and uncertainties that could cause actual results to differ materially from current expectations, including, but not limited to, failure to achieve expected synergies, the impact of continued events in the Middle East on the worldwide economy, economic conditions, including the sub-prime lending and credit issues, increases in the cost of raw materials, changes in customer demand, increased competition in the markets served by Dover Corporation’s operating companies, the impact of natural disasters, such as hurricanes, and their effect on global energy markets and other risks. Dover Corporation refers you to the documents that it files from time to time with the Securities and Exchange Commission, such as its reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause its actual results to differ materially from its current expectations and from the forward-looking statements contained in this press release. Dover Corporation undertakes no obligation to update any forward-looking statement.